Exhibit 21

1.	Altec Lansing Electronics (Dongguan) Limited	China
2.	Plantronics India Private Limited	India
3.	Altec Lansing Europe Sarl	Luxembourg
4.	Altec Lansing Hong Kong	Hong Kong
5.	Plantronics Asia Ltd.	Hong Kong
6.	Altec Lansing Far East Limited	Hong Kong
7.	Plantronics Pty. Ltd.	Australia
8.	Plantronics Telecommunicacoes Ltda.	Brazil
9.	Plantronics Canada Inc.	Canada
10.	Plantronics International Ltd.	Cayman Islands
11.	Plantronics Communications Technology (Suzhou) Co. Ltd	China
12.	Plantronics Trading (Suzhou) Co. Ltd	China
13.	Plantronics France S.A.R.L.	France
14.	Plantronics GmbH	Germany
15.	Plantronics Acoustics Italia, S.r.l.	Italy
16.	Plantronics Rus LLC	Russia
17.	Plantronics K. K.	Japan
18.	Plantronics Europe Ltd.	Malta
19.	Emtel, S.A. (Inactive)	Mexico
20.	Plamex, S.A. de C.V.	Mexico
21.	Plantronics B.V.*	Netherlands
22.	Plantronics Singapore Pte. Ltd.	Singapore
23.	Plantronics Iberia, S.L.	Spain
24.	Plantronics Nordic AB	Sweden
25.	Plantronics Belgium BVBA	Belgium
26.	Plantronics Limited	United Kingdom
27.	Frederick Electronics Corporation	Maryland
28.	Pacific Plantronics, Inc. (Inactive)	California
29.	Plantronics E-Commerce, Inc. (Inactive)	Minnesota
30.	Plantronics Futurecomms, Inc.(Inactive)	California
31.	Plantronics APS	Denmark

*Material Subsidiary B.V. Representative Offices (India, Korea, Philippines, Bejing/Shanghai/Shenzhen-China, Taiwan)